United States	Region 5
Environmental Protection	77 West Jackson Blvd.	Illinois, Indiana
Agency	Chicago, Illinois 60604	Michigan, Minnesota, Ohio, Wisconsin
EPA	Environmental NEWS RELEASE

Contact: William Omohundro, (312) 353-8254

For Immediate Release		No. 06-OPA024

EPA CITES NORTHSHORE MINING FOR CLEAN-AIR VIOLATIONS

CHICAGO (Feb. 15, 2006)- U.S. Environmental Protection Agency Region 5 has cited Northshore Mining Co. for alleged clean-air violations at the company’s taconite ore processing plant at 10 Outer Drive, Silver Bay, Minn.

EPA alleges that, among other things, Northshore and its predecessor, Cyprus Minerals Co., modified three furnaces at the Silver Bay plant causing significant increases in emissions of nitrogen oxide, pariculates (smoke, dust, ash), and carbon monoxide without installing the best available technology to control the releases.

“EPA’s mission is to protect public health and the environment,” said Regional Administrator Thomas V. Skinner. “We will take whatever steps are needed to ensure compliance with the Clean Air Act.”

These are preliminary findings of violations. To resolve them, EPA may issue a compliance order, assess an administrative penalty or bring suit against the company. Northshore has 30 days from receipt of the notice to meet with EPA to discuss resolving the allegations.

Nitrogen oxides contribute to the formation of ground-level ozone, or smog. Smog is formed when a mixture of air pollutants is baked in the hot summer sun. Smog can cause a variety of respiratory problems, including coughing and sneezing, shortness of breath and chest pain. People with asthma, children and the elderly are especially at risk, but these concerns are important to everyone.

Inhaling high concentrations of particulates can affect children, the elderly and people with heart and lun diseases the most.

When carbon monoxide enters the bloodstream, it reduces delivery of oxygen to the body’s organs and tissues. Exposure to high levels of carbon monoxide can impair vision, hand movement, learning ability and performance of complex tasks, and can cause death.